Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS THIRD QUARTER 2012 RESULTS

GREENSBORO, NC, October 24, 2012 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended September 30, 2012.

Third Quarter Highlights

•	Reported (GAAP) diluted earnings per share increased 11.3% versus last year to $2.16.

•	Adjusted (Non-GAAP) diluted earnings per share increased 11.9% versus last year to $2.17.

•	Net sales increased 2.4% over last year to $1.661 billion.

•	Gross margin increased 150 basis points versus last year to 36.2% as average net price per cigarette increased a robust 5.4% in the quarter.

•	Total Lorillard retail market share of cigarettes increased 0.2 share points versus last year to 14.4% with Newport also increasing 0.2 share points versus last year to 12.1%.

•	Lorillard’s share of the menthol cigarette segment increased 0.5 share points versus last year to 39.6% with Newport’s share of menthol increasing 0.3 share points to 36.4%.

•	National retail roll-out and new advertising campaign of blu eCigs began during the quarter.

•	$86 million of shares repurchased during the quarter under a new $500 million share repurchase program.

“Lorillard once again strengthened its position in the U.S. cigarette market during the third quarter as it grew market share, sales, margins and average net pricing, all of which translated to strong EPS growth over last year. Notably, the Company expanded its share leadership position in the menthol cigarette segment during the quarter despite intense competitive menthol promotional and new product activity demonstrating the remarkable strength of its flagship brand, Newport. The Company also continued to execute against its strategic plan as it began to invest in advertising, distribution and merchandising on blu eCigs, the leading e-cigarette brand acquired earlier this year,” said Murray S. Kessler, Chairman, CEO and President. “While we are pleased with third quarter results, the competitive environment, both in terms of pricing and product introductions, has clearly heated up through the year and is expected to continue in the fourth quarter. Therefore, our marketing plans for the immediate future are geared toward protecting consumer loyalty which is fundamental for continued profitable growth. At the same time, the Company will ramp up investment behind blu eCigs as it further penetrates national retail distribution. The Company expects to continue to deliver a double digit total shareholder return, as measured by EPS and the dividend yield, while it makes these strategic investments.”

Financial Results Summary*

(Unaudited) (Amounts in Millions, Except Per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net sales	$1,661	$1,622	$4,919	$4,849

Operating income
Reported (GAAP)	$480	$455	$1,356	$1,363
Adjusted (Non-GAAP)	481	455	1,369	1,363

Net income
Reported (GAAP)	$283	$267	$790	$806
Adjusted (Non-GAAP)	283	267	799	806

Diluted earnings per share
Reported (GAAP)	$2.16	$1.94	$6.03	$5.69
Adjusted (Non-GAAP)	2.17	1.94	6.10	5.69

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

Third Quarter 2012 Results

Net sales increased $39 million to $1.661 billion in the third quarter of 2012, compared to $1.622 billion in the third quarter of 2011, an increase of 2.4%. The increase resulted primarily from higher average cigarette selling prices, partially offset by lower cigarette unit sales volume. Sales of blu eCigs contributed $14 million to Lorillard’s total net sales for the quarter.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.1% for the third quarter of 2012 compared to the corresponding period of 2011. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions also decreased 2.1% for the third quarter of 2012, compared to the corresponding period of 2011. Changes in wholesale inventory patterns are estimated to have positively impacted year ago comparisons by approximately 160 million units. This was less than expected as wholesalers entered the third quarter with fewer units than year ago but further reduced inventory levels during the third quarter of 2012. Additionally, the third quarter of 2012 contained one fewer shipping day (63) than the third quarter of 2011 (64) which had a 1.6% negative effect on volume. Adjusting for both the positive impact of the relative change in wholesale inventory patterns and the negative impact of one fewer shipping day in the third quarter of 2012, Lorillard domestic wholesale shipments were down 2.0% as compared to the third quarter of 2011. These results compare favorably to the total cigarette industry which had domestic wholesale shipments decrease an estimated 2.7% for the third quarter of 2012 compared to the third quarter of 2011. The fourth quarter will contain one more shipping day (63) than the fourth quarter of 2011 (62). See attached table for details of Lorillard’s wholesale shipments.

Both total wholesale unit volume and domestic wholesale unit volume for Newport, the Company’s flagship brand, decreased 2.3% for the third quarter of 2012 compared to the corresponding period of 2011. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 1.1% for the third quarter of 2012 compared to the corresponding period in 2011.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail, Lorillard gained domestic retail market share in the third quarter of 2012 versus year ago with an increase of 0.2 share points to 14.4%. Newport’s domestic retail market share increased 0.2 share points to 12.1% versus the third quarter of 2011. Lorillard’s leading domestic retail share of the menthol market was further strengthened during the third quarter of 2012 to 39.6%, an increase of 0.5 share points compared to the third quarter of 2011. Likewise, Newport’s share of the menthol market also increased in the quarter, up 0.3 share points to 36.4%. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol versus the category in our core markets despite the heightened level of competitive activity, and to a lesser extent, continued growth of Maverick.

Gross profit was $602 million in the third quarter of 2012, or 36.2% of net sales, compared to $563 million, or 34.7% of net sales, in the third quarter of 2011. The increase in gross profit and 150 basis point increase in gross margin reflect the increase in net sales and lower costs for the Federal Assessment for Tobacco Growers, partially offset by higher costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs) and higher Food and Drug Administration user fees.

Selling, general and administrative costs increased $14 million to $122 million in the third quarter of 2012 compared to the third quarter of 2011 due to $5 million in higher legal costs related to the Engle Progeny litigation and $9 million of blu eCigs’ marketing and administrative costs associated with the brand’s national retail roll-out.

Interest expense increased $4 million in the third quarter of 2012 compared to the third quarter of 2011 and reflects interest on the senior notes issued in the third quarter of 2011 and 2012, respectively.

Lorillard’s effective income tax rate was 36.2% in the third quarter of 2012 compared to 36.7% in the third quarter of 2011. The decrease is primarily due to the settlement of certain state tax matters.

Adjusted net income in the third quarter of 2012 was $283 million, or $2.17 per share (diluted), compared to $267 million, or $1.94 per share (diluted), in the third quarter of 2011, representing an 11.9% increase in adjusted diluted earnings per share. Reported net income in the third quarter of 2012 was $283 million, or $2.16 per share (diluted). blu eCigs incurred a $4 million adjusted operating loss for the quarter, primarily due to the marketing investment associated with the brand’s national retail roll-out.

First Nine Months 2012 Results

Net sales increased 1.4% to $4.919 billion in the first nine months of 2012, compared to $4.849 billion in the first nine months of 2011. The increase resulted from higher average cigarette selling prices, partially offset by lower cigarette unit sales volume. Post acquisition, sales of blu eCigs contributed $21 million to Lorillard’s total net sales for the first nine months of 2012.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.0% for the first nine months of 2012 compared to the corresponding period of 2011. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.9% for the first nine months of 2012, compared to the corresponding period of 2011. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons during the first nine months by approximately 210 million units. Additionally, the first nine months of 2012 contained one fewer shipping day (191) than the first nine months of 2011 (192), which will be recovered in the fourth quarter of this year. Adjusting for both the impact of changes in wholesale inventory patterns and one fewer shipping day in the first nine months of 2012, Lorillard domestic wholesale shipments decreased 0.7% compared to the first nine months of 2011. Total cigarette industry domestic wholesale shipments decreased an estimated 2.7% for the first nine months of 2012 compared to the first nine months of 2011. See attached table for details of Lorillard’s wholesale shipments.

Both total wholesale unit volume and domestic wholesale unit volume for Newport, the Company’s flagship brand, decreased 2.7% for the first nine months of 2012 compared to the corresponding period of 2011. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons by approximately 190 million units. Adjusting for this effect and one fewer shipping day in the first nine months of 2012, Newport domestic wholesale shipments were down 1.5%. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 4.9% for the first nine months of 2012 compared to the corresponding period in 2011.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s domestic retail market share once again posted solid gains in the first nine months of 2012, increasing 0.2 share points to 14.4%. Newport’s domestic retail market share reached 12.1% for the first nine months of 2012, an increase of 0.1 share points compared to the first nine months of 2011. Lorillard’s domestic retail share of the menthol market reached 39.7% for the first nine months of 2012, an increase of 0.5 share points compared to the first nine months of 2011. Newport’s share of the menthol segment year to date was 36.5%, up 0.2 share points. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol versus the category in our core markets despite the heightened level of competitive activity, and to a lesser extent, continued growth of Maverick.

Adjusted gross profit was $1.745 billion in the first nine months of 2012, or 35.5% of net sales, compared to $1.705 billion, or 35.2% of net sales, in the first nine months of 2011. As detailed in the reconciliation table, adjusted gross profit excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in the first quarter of 2012 to certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. Adjusted gross profit reflects the increase in net sales and lower costs for the Federal Assessment for Tobacco Growers, partially offset by higher adjusted costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs) and higher Food and Drug Administration user fees.

Selling, general and administrative costs increased $40 million to $382 million in the first nine months of 2012 compared to the first nine months of 2011 primarily as a result of higher legal costs related to the Engle Progeny litigation, $6 million of expenses incurred in conjunction with the acquisition of blu eCigs and $11 million of blu eCigs’ marketing and administrative costs.

Interest expense increased $24 million in the first nine months of 2012 compared to the first nine months of 2011 and reflects interest on the senior notes issued in the third quarter of 2011 and 2012, respectively.

Lorillard’s effective income tax rate was 36.5% in the first nine months of 2012 compared to 36.8% in the first nine months of 2011. The decrease is primarily due to an increase in the Company’s manufacturing deduction in 2012 and the settlement of certain federal and state tax matters.

Adjusted net income in the first nine months of 2012 was $799 million, or $6.10 per share (diluted), compared to $806 million, or $5.69 per share (diluted), in the first nine months of 2011, representing a 7.2% increase in adjusted diluted earnings per share. Reported net income in the first nine months of 2012 was $790 million, or $6.03 per share (diluted). Post acquisition, blu eCigs incurred a $5 million adjusted operating loss.

Additional News

On August 15, 2012, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $1.55 per share. The dividend was payable on September 10, 2012 to shareholders of record as of August 31, 2012.

On August 16, 2012, Lorillard, Inc. announced an underwritten public offering of an aggregate principal amount of $500 million 2.3% senior notes due 2017 through its main operating subsidiary, Lorillard Tobacco Company, and guaranteed by Lorillard, Inc. The offering closed on August 21, 2012. The net proceeds from the offering will be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including its common stock, acquisitions, additions to working capital and capital expenditures.

On August 21, 2012, Lorillard, Inc. announced that its Board of Directors authorized a $500 million share repurchase program. During the third quarter of 2012, the Company repurchased approximately 0.7 million shares at a cost of $86 million under the program. As of September 30, 2012, the maximum dollar value of shares that could yet be purchased under the $500 million program was $414 million.

Conference Call

A conference call to discuss the third quarter 2012 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on Wednesday, October 24, 2012. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 37603411.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 37603411. The conference call will be available for replay in its entirety through November 7, 2012.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 39 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also the leading electronic cigarette company in the U.S, marketed under the blu eCigs brand. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the

Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,661	$1,622	$4,919	$4,849
Cost of sales (a) (b)	1,059	1,059	3,181	3,144

Gross profit	602	563	1,738	1,705

Selling, general and administrative	122	108	382	342

Operating income	480	455	1,356	1,363
Investment income	1	—	3	2
Interest expense	(38)	(34)	(114)	(90)

Income before income taxes	443	421	1,245	1,275

Income taxes	160	154	455	469

Net income	$283	$267	$790	$806

Earnings per share:

Basic	$2.17	$1.94	$6.05	$5.70

Diluted	$2.16	$1.94	$6.03	$5.69

Weighted average number of shares outstanding:

Basic	130.07	136.74	130.25	141.08

Diluted	130.35	137.02	130.55	141.31

Supplemental information:

(a) Includes excise taxes.	$498	$509	$1,491	$1,521

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements.	343	341	1,045	1,013

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	26	30	89	93

– Charges to accrue Food and Drug Administration user fees.	16	15	50	45

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	September 30, 2012	December 31, 2011
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,715	$1,634
Accounts receivable, less allowances of $3 and $2	16	10
Other receivables	28	83
Inventories	416	277
Deferred income taxes	538	535
Other current assets	107	25

Total current assets	2,820	2,564
Plant and equipment, net	283	262
Goodwill	64	—
Intangible assets	58	—
Deferred income taxes	45	54
Other assets	154	128

Total assets	$3,424	$3,008

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$33	$32
Accrued liabilities	355	296
Settlement costs	1,067	1,151
Income taxes	1	6

Total current liabilities	1,456	1,485
Long-term debt	3,116	2,595
Postretirement pension, medical and life insurance benefits	360	388
Other liabilities	56	53

Total liabilities	4,988	4,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share
Issued –175 million and 175 million shares (outstanding 130 million and 132 million shares)	2	2
Additional paid-in capital	294	266
Retained earnings	2,241	2,059
Accumulated other comprehensive loss	(215)	(228)
Treasury stock at cost, 45 million and 43 million shares	(3,886)	(3,612)

Total shareholders’ deficit	(1,564)	(1,513)

Total liabilities and shareholders’ deficit	$3,424	$3,008

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(All units in thousands)	2012	2011	% Chg	2012	2011	% Chg

Full Price Brands

Newport	8,262,678	8,454,661	-2.3	24,861,445	25,550,926	-2.7
Kent	43,182	49,590	-12.9	132,126	154,686	-14.6
True	46,686	52,938	-11.8	140,646	162,852	-13.6

Total Full Price Brands	8,352,546	8,557,189	-2.4	25,134,217	25,868,464	-2.8

Price/Value Brands

Old Gold	131,250	152,232	-13.8	380,526	425,034	-10.5
Maverick	1,412,208	1,397,484	1.1	4,129,332	3,934,884	4.9

Total Price/Value Brands	1,543,458	1,549,716	-0.4	4,509,858	4,359,918	3.4

Total Domestic Cigarettes	9.896,004	10,106,905	-2.1	29,644,075	30,228,382	-1.9

Total Puerto Rico and U.S. Possessions	174,306	177,036	-1.5	495,894	517,632	-4.2

Grand Total Cigarettes	10,070,310	10,283,941	-2.1	30,139,969	30,746,014	-2.0

Notes:

1.	This information is unaudited and is not adjusted for returns or the impact of wholesale trade inventory fluctuations.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.
5.	The three and nine months ended September 30, 2012 contained one fewer shipping day than the comparable three and nine month periods ended September 30, 2011.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Pt Chg	2012	2011	Pt Chg

Lorillard	14.4	14.2	.2	14.4	14.2	.2
Newport	12.1	11.9	.2	12.1	12.0	.1
Total Industry Menthol	31.0	30.6	.4	31.0	30.6	.4
Lorillard Share of Menthol Segment	39.6	39.1	.5	39.7	39.2	.5
Newport Share of Menthol Segment	36.4	36.1	.3	36.5	36.3	.2

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

(Unaudited)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating profit, adjusted net income and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported gross profit, reported operating profit, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and nine months ended September 30, 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) expenses incurred in conjunction with the acquisition of blu eCigs which are included in selling, general and administrative expenses on the accompanying consolidated condensed statements of income and (2) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense, which is included in cost of sales on the accompanying consolidated condensed statements of income. Amounts due under the State Settlement Agreements are impacted by a number of factors, including industry volume, market share, and industry operating profits. As a result of these adjustments provided to the Independent Auditor under the State Settlement Agreements by RJRT, the industry operating profits, as defined in those agreements, were increased. As a result, our costs related to the State Settlement Agreements for the first quarter of 2012 have been increased. The increase in our costs associated with these adjustments reported by RJRT amounted to approximately $7 million and was recorded in the first quarter of 2012. If further prior year profit adjustments are reported by industry participants in the future, our costs related to the State Settlement Agreements could be affected, either up or down.

Three months ended September 30, 2012

	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$602	$480	$283	$2.16

GAAP results include the following:
(1) Expenses incurred in conjunction with the acquisition of blu eCigs	—	1	—	0.01

Adjusted (Non-GAAP) results	$602	$481	$283	$2.17

Nine months ended September 30, 2012

	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$1,738	$1,356	$790	$6.03

GAAP results include the following:
(1) Expenses incurred in conjunction with the acquisition of blu eCigs	—	6	4	0.03
(2) Impact of RJRT adjustments to its 2001 – 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	7	7	5	0.04

Adjusted (Non-GAAP) results	$1,745	$1,369	$799	$6.10